Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including the amendments thereto, the “13G”) with respect to the common shares, no par value per share, of ProMIS Neurosciences Inc., a Canadian corporation. This Joint Filing Agreement shall be filed as an Exhibit to the 13G. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to such joint filing and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.

This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

EXECUTED as of this 27th day of December, 2023.

/s/ Michael S. Gordon
Michael S. Gordon

TITLE 19 ACIES
TITLE 19 PROMIS

By:	/s/ Michael S. Gordon
Name: Michael S. Gordon
Title: Manager

Exhibit A

1.	Michael S. Gordon

2.	Title 19 Acies

3.	Title 19 Promis